UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 13, 2017

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2017 (the “Effective Date”), Amit Munshi was appointed as a Class I director of the board of directors (the “Board”) and a member of the audit committee of Pulmatrix, Inc. (the “Company”), to serve for a term expiring at the next annual meeting of the Company’s stockholders at which the term of the Class I directors expires or until his successor is duly elected and qualified, or his earlier death, resignation or removal.

In connection with his appointment to the Board, Mr. Munchi was granted a stock option on the Effective Date to purchase 8,800 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) with (i) an exercise price equal to the fair market value of a share of Common Stock on the date of grant, (ii) a term of ten years and (iii) one-fourth of the stock option vesting on the first anniversary of the date of grant and an additional 2.083% vesting on the last day of each of the thirty-six months that follow the first anniversary of the date of grant, provided that Mr. Munshi is providing services to the Company through the applicable vesting dates and subject to the terms and conditions of the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan and the Company’s standard form of stock option agreement.

Item 8.01	Other Events.

On June 15, 2017, the Company issued a press release announcing the appointment of Mr. Munshi to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated June 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: June 15, 2017	By:	/s/ William Duke, Jr.
William Duke, Jr. Chief Financial Officer